EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), entered into as of this 25th day of August, 1997 by and between HAYDEN/WEGMAN, INC. a New York corporation ("Hayden/Wegman" or the "Corporation"), having its principal offices at 4340 East West Highway, Suite 1000, Bethesda, Maryland 20814; IDF INTERNATIONAL, INC., a New York corporation ("IDF"), having its principal offices at 330 West 42nd Street, New York, New York 10036; and LEMBIT KALD, an individual residing at 72-16 32nd Avenue, East Elmhurst, New York 11370 (the "Employee"). Hayden/Wegman and IDF are hereinafter sometimes collectively referred to as the "Corporations."


                              W I T N E S S E T H :


         WHEREAS, the Employee is presently a senior executive officer of Hayden/Wegman and has extensive knowledge with respect to the business of Hayden/Wegman;

         WHEREAS, the Corporations desire to have continued access to the services of the Employee;

         WHEREAS, the Employee is willing and able to render his services to the Corporations on the terms and conditions of this Agreement; and

         WHEREAS, it is understood that this Agreement shall become effective on a date (the "Effective Date") which shall be the date of consummation of a merger (the "Merger") of TechStar Communications, Inc. ("TechStar") into a merger subsidiary of IDF ("Mergerco"), pursuant to the agreement and plan of merger, dated July 31, 1997, among IDF, American United Global, Inc., TechStar and Mergerco (the "Merger Agreement").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree as follows:

         1.       Nature of Employment.

                  (a) Subject to the terms and conditions of this Agreement, IDF shall, throughout the term of this Agreement, retain the Employee, and the Employee shall render services to the Corporations, in the capacity and with the title of Executive Vice President of IDF and President and Chief Executive Officer of Hayden/Wegman, and such additional titles as may be assigned to the Employee from time to time by the Board of Directors of IDF (the "Board"), which titles the Employee may be willing to accept. In such capacity, the Employee shall have and exercise primary responsibility on behalf of Hayden/Wegman for the establishment of all operating plans and policies, and strategic goals for such corporation and subsidiaries, together with such other similar or related duties consistent with his offices as may be assigned to the Employee from time to time by the Board.

                  (b) Throughout the period of his employment hereunder, the Employee shall: (i) devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, to the active performance of his duties and responsibilities hereunder on behalf of Hayden/Wegman; (ii) observe and carry out such rules, regulations, policies, directions and restrictions as may be established from time to time by the Board, including but not limited to the standard policies and procedures of Hayden/Wegman as in effect from time to time; and (iii) do such traveling at Hayden/Wegman's expense as may reasonably be required in connection with the performance of such duties and responsibilities; provided, however, that the Employee shall not be assigned to regular duties that would reasonably require him to relocate his permanent residence from that first set forth above. The Employee may engage in charitable, educational, religious, civic and similar types of activities (all of which shall be deemed to benefit Hayden/Wegman), speaking engagements, membership on the board of directors of other organizations, and similar activities to the extent that such activities do not inhibit or prohibit the performance of his duties hereunder or inhibit or conflict in any material way with the business of Hayden/Wegman.

         2.       Term of Employment.

                  (a) Subject to prior termination in accordance with Section 2(b) below, the term of this Agreement and the Employee's employment hereunder shall commence as of the Effective Date and shall continue through November 30, 2000, and shall thereafter automatically renew (except to the extent otherwise provided in this Agreement) for additional terms of one (1) year each unless either party gives written notice of termination to the other party not less than ninety (90) days prior to the end of any term (in which event this Agreement shall terminate effective as of the close of such term), as the same may be renewed (the "Term").

                  (b)      This Agreement may be terminated:

                           (i)  upon  mutual  written  agreement  of IDF and the
Employee;



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

                           (ii) at the option of the Employee,  upon thirty (30)
days' prior written notice to IDF, in the event that (A) IDF shall (1) fail to make any payment to the Employee required to be made under the terms of this Agreement within thirty (30) days after payment is due after written notice and opportunity to cure, or (2) fail to perform any other material covenant or agreement to be performed by it hereunder (including the failure to re-appoint or re-elect Employee to the offices described in Section 1(a) of this Agreement or other material change in the duties of the Employee which reduces the scope or importance of such position) or take any action prohibited by this Agreement, and fail to cure or remedy same within thirty (30) days after written notice thereof to IDF; provided, however, that if any periodic salary payment is not paid within ten (10) days of its due date, the Employee shall only be required to provide fifteen (15) days prior written notice of termination; or (B) IDF is declared insolvent, liquidates, dissolves or discontinues Hayden/Wegman Business (as hereinafter defined).

                           (iii) at the option of IDF,  upon  written  notice to
the Employee, "for cause" (as hereinafter defined);

                           (iv)  at  the  option  of IDF  in  the  event  of the
"permanent disability" (as hereinafter defined) of the Employee; or

                           (v) upon the death of the Employee, or as a result of
the voluntary resignation by the Employee for any reason other than as specified in Section 2(b)(ii) above.

                  (c) As used herein, the term "for cause" shall mean and be limited to:

                           (i) any breach of any of the material  covenants  and
                  agreements of the Employee (A) contained in this Agreement, or
                  (B) contained in Section 5 below, which, in any case, is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same from either of IDF to the Employee;

                           (ii) any material breach by the Employee of his fiduciary duties and obligations to IDF or its subsidiaries which is not corrected in all material respects (if so correctable) within thirty (30) days after written notice of same IDF to the Employee;

                           (iii) the habitual (meaning more than two (2) breaches of the same covenant or agreement) and material breach by the Employee of a material provision of this Agreement (regardless of any prior cure thereof, but provided that Employee shall have received the notice and opportunity to cure provided by clause (i) above); or



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

                           (iv) conduct  constituting  fraud or  embezzlement or
                  gross dishonesty by Employee in connection with the performance of his duties under this Agreement, or a formal charge or indictment of Employee for or conviction of Employee of a felony or, if it shall materially and adversely damage or bring into disrepute the business, reputation or goodwill of either of IDF, any crime involving moral turpitude.

         The notice pursuant to clause (i) above shall specify with particularity the covenant or agreement alleged to have been breached by Employee and action necessary to be taken by Employee to cure the breach to the satisfaction of IDF. Termination for cause pursuant to clauses (ii), (iii) or
(iv) above shall be effective upon delivery of written notice to Employee specifying the covenants or agreements alleged to have been breached by Employee.

                  (d) As used herein, the term "permanent disability" shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents the Employee from continuing the performance of his normal duties and responsibilities hereunder for a period in excess of four (4) consecutive months or one hundred eighty (180) non-consecutive days within any period of three hundred sixty five (365) working days. For purposes of determining whether a "permanent disability" has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by IDF (and reasonably acceptable to the Employee) shall be conclusive.

                  (e) Upon any termination of this Agreement as hereinabove provided, the Employee (or his estate or legal representatives, as the case may
be) shall be entitled to receive any and all earned but unpaid Base Salary (as hereinafter defined) prorated through the effective date of termination, and any other amounts and benefits then accrued or due and payable to the Employee hereunder; provided, that the Employee's participation in any benefit or welfare plans of IDF shall terminate upon the effective date of termination of employment except to the extent otherwise required by law or provided under the express terms of the applicable plan. All such payments shall be made on the next applicable payment date therefor (as provided in Section 3 below) following the effective date of termination. Except when termination is (x) by the Employee pursuant to Section 2(b)(ii) above, or (y) by IDF other than "for cause" (as defined in Section 2(c) hereof (any termination described in clauses
(x) or (y) being sometimes hereinafter referred to as a "Non-Cause Termination"), the foregoing constitutes all amounts to which the Employee shall be entitled upon termination of this Agreement.

                  (f) In the event that there shall be a dispute among the parties hereto as to whether or not a termination shall constitute a Non-Cause Termination, during the pendency of such dispute IDF will place in escrow with a third party attorney or financial institution in an interest bearing escrow account all such periodic Base Salary payments which shall be disbursed to the appropriate party or parties upon the final resolution or settlement of such dispute from which no appeal can or shall have been taken.

         3.       Compensation and Benefits.

                   (a) Base Salary. As compensation for his services to be rendered hereunder, IDF shall pay to the Employee a base salary at the rates per annum set forth below (the "Base Salary"), payable in periodic installments in accordance with the standard payroll practices of Hayden/Wegman in effect from time to time, but not less than twice each month:

         From the Effective Date through November 30, 1997             $180,000
         From December 1, 1997  through  November 30, 1998             $180,000
         From December 1, 1998  through  November 30, 1999             $180,000
         From December 1, 1999  through  November 30, 2000             $180,000

                  (b) Fringe Benefits. IDF shall also make available to the Employee, throughout the period of his employment hereunder, such benefits and perquisites as are generally provided by Hayden/Wegman to its other senior management employees (which benefits shall, in the aggregate, be at least as generous as those supplied by IDF to the senior executive officers of its subsidiaries other than Hayden/Wegman), including but not limited to eligibility for participation in any group life, health, dental, disability or accident insurance, pension plan, 401(k) plan, profit-sharing plan, or other such benefit plan or policy, if any, which may presently be in effect or which may hereafter be adopted by IDF for the benefit of its employees generally; provided, however, that, except as specified on Exhibit "A" annexed hereto, nothing herein contained may be deemed to require IDF to adopt or maintain any particular plan or policy; and provided, further, that IDF shall not be obligated to permit the Employee to participate in any stock option plans it may provide to its employees from time to time. Participation in such benefit plans may be subject to standard waiting periods following the commencement of full-time employment.

                  (c) Expenses. Throughout the period of the Employee's employment hereunder, IDF shall also reimburse the Employee, reasonably promptly after presentment by the Employee to IDF of appropriate receipts and vouchers therefor and related information in such form and detail as IDF may reasonably request, for any reasonable out-of-pocket business expenses incurred by the Employee in connection with the performance of his duties and responsibilities hereunder.

         4.       Vacation.

                  The Employee shall be entitled to take, from time to time, normal and reasonable vacations with pay, consistent with Hayden/Wegman's standard policies and procedures in effect from time to time, at such times as shall be mutually convenient to the Employee and Hayden/Wegman, and so as not to interfere unduly with the conduct of the business of Hayden/Wegman.



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

         5.       Restrictive Covenants.

                  (a) The Employee hereby acknowledges and agrees that (i) the business contacts, customers, suppliers, technology, product designs and specifications, know-how, trade secrets, marketing techniques, promotional methods and other aspects of the business of Hayden/Wegman have been of value to Hayden/Wegman and will be of value to Hayden/Wegman, and have provided
Hayden/Wegman and will hereafter provide Hayden/Wegman with substantial competitive advantage in the operation of its business, and (ii) the Employee has and will continue to have detailed knowledge and possesses and will possess confidential information concerning the business and operations of Hayden/Wegman.

                  (b) Unless otherwise approved in writing by Hayden/Wegman or its Chairman of the Board after full disclosure by the Employee to Hayden/Wegman's Board of Directors of all relevant facts and circumstances, the Employee shall not, directly or indirectly, for the Employee or through or on behalf of any other person or entity, at any time during the "Restrictive Period" (as defined in clause (ii) below):

                           (i) divulge,  transmit or otherwise disclose or cause
to be divulged, transmitted or otherwise disclosed, any clients or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or proprietary information of Hayden/Wegman of whatever nature, whether now existing or hereafter created or developed (provided, however, that for purposes hereof, information shall not be considered to be confidential or proprietary if (A) the information, and its relevance in the applicable instance, is a matter of common knowledge or public record, (B) the information, and its relevance in the applicable instance, is generally known in the industry, or (C) the information is disclosed to Employee after termination of his employment by another person not prohibited from making such disclosure,
(D) the information is required to be disclosed by law pursuant to court order or subpoena, or (E) the Employee can demonstrate that such information, and its relevance in the particular instance, was already known to the recipient thereof other than by reason of any breach of any obligation under this Agreement or any other confidentiality or non-disclosure agreement); and/or

                           (ii)   unless   the   Employee's    employment   with
Hayden/Wegman shall be terminated by reason of a Non-Cause Termination, at any time during the period commencing on the date hereof through and including the date which shall be three (3) years following the voluntary resignation by the Employee of his employment with Hayden/Wegman or his termination by Hayden/Wegman "for cause", but in no event longer than one (1) year following the end of the Term (the "Restrictive Period"), invest, carry on, engage or become involved, either as an employee, agent, advisor, officer, director, stockholder (excluding ownership of not more than 5% of the outstanding shares of a publicly held corporation if such ownership does not involve managerial or operational responsibility), manager, partner, joint venturer, participant or


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


consultant in any business enterprise (other than IDF or any of their respective Subsidiaries, affiliates, successors or assigns) which derives any material revenues from the TechStar Business or the Hayden/Wegman Business (as those terms are defined in the Merger Agreement), or which engages in any other business substantially similar to and directly competitive with the TechStar Business or the Hayden/Wegman Business.

                  (c) The Employee and the Corporations hereby acknowledge and agree that, in the event of any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants, it will be difficult to ascertain the precise amount of damages that may be suffered by Hayden/Wegman by reason of such breach; and accordingly, the parties hereby agree that, as liquidated damages (and not as a penalty) in respect of any such breach, the breaching party or parties shall be required to pay to the Corporations on demand from time to time, cash amounts equal to any and all gross revenues derived by the Employee or his affiliate, directly or indirectly, from any and all violative acts or activities. The parties hereby agree that the foregoing constitutes a fair and reasonable estimate of the actual damages that might be suffered by reason of any breach of this Section 5 by the Employee, and the parties hereby agree to such liquidated damages in lieu of any and all other measures of damages that might be asserted in respect of any subject breach.

                  (d) The Employee and the Corporations hereby further acknowledge and agree that any breach by the Employee, directly or indirectly, of the foregoing restrictive covenants will cause Hayden/Wegman irreparable injury for which there is no adequate remedy at law. Accordingly, the Employee expressly agrees that, in the event of any such breach or any threatened breach hereunder by the Employee, directly or indirectly, Hayden/Wegman shall be entitled, in addition to the liquidated damages provided for in Section 5(c) above, to seek and obtain injunctive and/or other equitable relief to require specific performance of or prevent, restrain and/or enjoin a breach under the provisions of this Section 5, in any such case without the necessity of proving actual damages or posting bond.

                  (e) In the event of any  dispute  under or arising out of this
Section 5, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party or parties, in addition to any damages and/or other relief that may be awarded, its reasonable costs and expenses (including reasonable attorneys' fees) incurred in connection with prosecuting or defending the subject dispute.

                  (f) Upon the termination of the Employee's employment hereunder, the Employee shall immediately surrender and deliver to Hayden/Wegman all notes, drawings, diagrams, models, prototypes, lists, books, records, documents and data of every kind or description, in whatever written or other media (including, without limitation, electronic, tape, or other form of storage) relating to or connected with the business contacts, client or customer lists, technology, know-how, trade secrets, marketing techniques, contracts or other confidential or


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

proprietary information of Hayden/Wegman, its business, its properties, or its customers referred to in Section 5(b)(i) above.

           6.     Inventions; Intellectual Property.

                  (a) The Employee shall promptly communicate to Hayden/Wegman and disclose to Hayden/Wegman in such form as Hayden/Wegman requests from time to time, all drawings, sketches, models, records, information, details and data (in whatever media the same may be created or recorded including, without limitation, print, tape, electronic, or otherwise) pertaining to all ideas, processes, trademarks, inventions, improvements, discoveries and improvements, product designs and specifications, and other intellectual property, whether patented or unpatented, and copyrightable or uncopyrightable, made, conceived, developed, acquired or implemented by the Employee, solely or jointly, during the term of this Agreement (the "Development Term"), whether or not conceived during regular working hours through the use of Corporation time, material or facilities or otherwise (each of the foregoing hereinafter referred to, individually and collectively, as a "Development"). The Employee hereby assigns, transfers, conveys and sells to Hayden/Wegman all right, title and interest in and to all Developments, whether now existing or hereafter existing during the Development Term, and acknowledges that the same, whether now existing or hereafter existing during the Development Term, are the sole and exclusive property of Hayden/Wegman for which the Employee is being adequately compensated hereunder. At any time and from time to time, upon the request of Hayden/Wegman and at its expense, the Employee will execute and deliver to Hayden/Wegman any and all applications, assignments, instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of Hayden/Wegman, are or may be necessary or desirable to document such transfer or to enable Hayden/Wegman to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark or tradename registrations, copyrights or other rights under United States, foreign, state or local law with respect to any such Developments or to obtain any extension, validation, reissue, continuance, division or renewal of any of the same, in whole or in part, and otherwise to establish, protect and enforce Hayden/Wegman's rights in and to such intellectual property.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, the foregoing Section 6(a) shall only apply and be effective to the extent permitted under applicable law. In this regard, the provisions of Section 6(a) of this Agreement which provide that the Employee shall assign or offer to assign any of the Employee's rights in an invention to Hayden/Wegman shall not apply to any invention for which no equipment, supplies, facility, or trade secret information of Hayden/Wegman was used and which was developed entirely on the Employee's own time, unless (a) the invention relates (i) directly to the business of Hayden/Wegman, or (ii) to Hayden/Wegman's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Employee for Hayden/Wegman.



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

         7.       Non-Assignability.

                  In light of the unique personal services to be performed by the Employee hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by the Employee of this Agreement or any of his duties, responsibilities or obligations hereunder shall be void.

         8.       Notices.

                  Any notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, one (1) day after being sent by recognized overnight courier service with all charges prepaid or charged to the sender's account, or three (3) days after being mailed by certified mail, return receipt requested, addressed to the party being notified at the address of such party first set forth above, or at such other address as such party may hereafter have designated by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith. Copies of any notices or other communications to Hayden/Wegman shall simultaneously be sent by first class mail to Hayden/Wegman, Inc., 330 West 42nd Street, New York, New York 10036, Attention: Robert M. Rubin, Chairman.

         9.       General.

                  (a) Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the party to be charged therewith. Any waiver or amendment shall only be applicable in the specific instance, and shall not constitute or be construed as a waiver or amendment in any other or subsequent instance. No failure or delay on the part of either party in respect of any enforcement of obligations hereunder shall in any manner affect such party's right to seek or effect enforcement at any other time or in respect of any other required performance.

                  (b) The captions and Section headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

                  (c) This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Delaware applicable to contracts entered into and performed wholly within Delaware.

                  (d) This Agreement shall be binding upon and shall inure to the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall


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

have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit; provided, that neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the express prior written consent of the other party.

                  (e)  This   Agreement   may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

                  (f) Except for any legal or judicial proceeding which may be brought for injunctive and/or any other equitable relief as contemplated by
Section 5(d) above, any dispute involving the interpretation or application of this Agreement shall be resolved by final and binding arbitration in accordance with the terms, conditions and procedures set forth in the Merger Agreement.

                  (g) This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

                  (h) If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require; and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first set forth above.

HAYDEN/WEGMAN, INC.                             IDF INTERNATIONAL, INC.


BY:________________________                By: ___________________________
    Name:  Robert M. Rubin                 Name:  Robert M. Rubin
    Title:   Chairman                      Title: Chairman


                                           THE EMPLOYEE:

                                           ________________________________
                                           LEMBIT KALD


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